PRESS RELEASE

SE Financial Corp.
St. Edmonds Federal Savings Bank
1901- 03 East Passyunk Avenue
Philadelphia, PA 19148-2220

Contact:       Ms. Marcy C. Panzer
               Chairman of the Board
               Mr. Frank S. DePaolo
               President/ CEO
               SE Financial Corp.
               1901- 03 East Passyunk Avenue
               Philadelphia, PA 19148- 0222
               (215) 468-1700

OTC Electronic Bulletin Board "SEFL"

                              For Immediate Release
                                 August 18, 2004

                               SE Financial Corp.
                             Announces Cash Dividend

Philadelphia, Pennsylvania - August 18, 2004 - Marcy C. Panzer, Chairman of the Board of SE Financial Corp. ( the "Company"), the holding company of St. Edmond's Federal Savings Bank (the "Bank") announced today that the Company's Board of Directors has declared its first cash dividend of $.02 per share payable on or about September 20, 2004, to stockholders of record as of September 3, 2004. This is the Company's first dividend since completing its mutual-to-stock conversion in May 2004.

President Frank S. DePaolo stated "the cash dividend is being paid to provide a return to stockholders, after considering the equity and profitability of the Company and the Bank. It is the current intention of the Board of Directors to continue to pay such a dividend quarterly. However, the payment of future dividends will be subject to the Board's periodic review of the financial condition, earnings and capital requirements of the Company and the Bank."

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St. Edmond's  Federal  savings Bank is a federally  chartered stock savings bank which conducts its business from its main office in Philadelphia, Pennsylvania and one branch office in Sewell, New Jersey. The Bank deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). At July 31, 2004, the Company had total assets and stockholders' equity of approximately $118.2 million and $30.9 million, respectively. The Company's common stock is traded on the OTC Bulletin Board under the symbol "SEFL".